Exhibit 99

PRESS RELEASE

United Bancorp, Inc. 201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contacts:	Scott A. Everson	Randall M. Greenwood
	President and CEO	Senior Vice President, CFO and Treasurer
	(740) 633-0445, ext. 6154	(740) 633-0445, ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:       11:00 a.m. May 5, 2022

United Bancorp, Inc. Reports 2022 First Quarter Earnings Performance

MARTINS FERRY, OHIO ♦♦♦ United Bancorp, Inc. (NASDAQ: UBCP) reported diluted earnings per share of $0.31 and net income of $1,751,000 for the three months ended March 31, 2022. This compares to the record diluted earnings per share of $0.33 and net income of $1,908,000 that were reported in the first quarter of the previous year.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “We are pleased to report on the earnings performance of our Company for the first quarter ended March 31, 2022. For the quarter, our Company achieved solid net income and diluted earnings per share results of $1,751,000 and $0.31, which compares favorably to the record levels of earnings that we achieved in the first quarter of last year. As our economy is normalizing--- and, actually, heating-up with inflation being at nearly forty-year highs--- we are starting to have some opportunities that we have not had in the past couple of years to change the mix of assets on our balance sheet; especially, as the most recently ended quarter progressed. With the increasing tightening bias of the Federal Open Market Committee (FOMC) with monetary policy that began developing in the first quarter of this year, we have experienced a prime opportunity to invest, once again, in both municipal and agency securities as both intermediate and longer-term yields have risen to levels that we have not seen for a couple of years. Having remained patient and not invested in any municipal or agency securities since the first quarter of 2020, we are presently pleased with this opportunity that we have. Even though our total assets remained relatively unchanged year-over-year in the first quarter of this year compared to the same period last year at $733.4 million, we have seen both our gross loans and securities and other restricted stock increase. As of March 31, 2022, gross loans increased by $12.3 million, or 2.7%, over the previous year to a level of $462.3 million. Regarding securities and other restricted stock, we saw our balances increase year-over-year by $12.8 million, or 8.5%, to a level of $163.2 million. Of significance is the quarter-ending balances for both gross loans and securities and other restricted stock are at higher levels than their respective quarterly averages by $8.8 million and $20.7 million. With the changing mix and added horsepower to our balance sheet in this most recently ended quarter, we are highly optimistic that we will see improvement in the level of interest income that we will generate in the coming quarters and our bottom line as the year progresses.”

Greenwood continued, “Even though we did see a decline in the level of interest income that we generated in the first quarter, we experienced a year-over-year increase in our level of net interest income of $198,000, an increase of 3.7%. We were able to achieve this increase in our net interest income because we continued to have success in the current year in lowering our overall interest expense. As of March 31, 2022, our interest expense decreased by $289,000, or 37.3%, from the previous year. Even though our ability to lower the interest expense of our Company will diminish as the monetary policy of the FOMC tightens, we firmly believe that the increase in the level of the interest income that we realize will outpace the degree to which interest expense increases in the current year; thus, producing a better bottom-line result for us. Interestingly, we reduced our interest expense levels even though our total deposits increased by $4.4 million, to a level of $612.5 million. We achieved this by continuing to attract lower-cost funding, consisting of demand and savings balances, and reducing our higher-cost time balances. As of March 31, 2022, our lower-costing demand and savings balances increased on a year-over-year basis by $29.0 million, or 5.4%, to a level of $562.6 million. During this same timeframe, our higher-costing time balances decreased by $24.5 million, or 33.0%, to a level of $49.9 million.” Greenwood continued, “Even though our net interest margin declined in the first quarter of 2022 by four basis points (4 bps) to a level of 3.45%, we expect this to increase in the coming quarters with the aforementioned change in the mix of our balance sheet with our lower-yielding overnight investments being replaced with higher-yielding, intermediate and longer-term assets.”

Greenwood further mentioned, “Our first quarter bottom line net income was impacted by the inflationary environment in which we are presently operating. Even though we saw an increase in the level of non-interest income that our Company generated, our non-interest expense levels increased to a greater degree. Even with a decline in fee income related to secondary market mortgage production, we were able to increase our total noninterest income to a level of $987,000 for the quarter, which is a year-over-year increase of $61,000 or 6.5%. Total noninterest expense increased year-over-year by $661,000, or 14.9%. This increase in the current year is linked to a higher level of employee related expenses tied to more optimum staffing levels throughout our company, higher wage levels attributed to the tight labor market and non-recurring incentive payouts. We firmly believe that we have a high degree of positive operating leverage which will improve efficiencies and our net-noninterest margin in the coming quarters.”

Lastly, Greenwood stated, “We have successfully maintained credit-related strength and stability within our loan portfolio over the course of the past two years during the economic downturn and this trend continued for our Company into the new year. As of March 31, 2022, our total nonaccrual loans and loans past due 30 plus days were $4.2 million or 0.9% of gross loans. Even though this total has increased year-over-year, it is down on a linked-quarter basis by $400,000. In general, the underlying trend of solid credit quality within our overall loan portfolio has remained stable. A majority of the total for nonaccrual loans, $3.8 million or 92%, is related to one commercial lending relationship for which we allocated a portion of specific reserves. Regarding net loans charged off in the first quarter of 2022, our Company actually realized a net-recovery of $29,000. Considering our overall sound credit quality and the improving economy, our Company had credit reserve releases of $500,000 during the most recently ended quarter. Barring any unforeseen events, we anticipate being able to release additional reserves in the current year.” Greenwood concluded, “As of the end of the first quarter in 2022, our Company continues to be very well capitalized with equity to assets of 8.7% and total shareholders’ equity of $63.9 million. As with most financial institutions in this time of rising rates from an exceedingly low-rate environment, our Company did see a reduction in accumulated other comprehensive income. This was primarily due to the decreased value of our investment portfolio which had an impact on our capital-related metrics. Accordingly, we saw our book value decline from $11.18 to $10.79, a decrease of 3.5% period-over-period.”

Scott A. Everson, President and CEO stated, “As our country is getting back to a regular rhythm and our economy operating at more normalized, pre-pandemic levels, we are starting to see promising opportunities to more fully leverage our capital by changing the mix of our balance sheet into longer-term, higher-yielding assets and, once again, grow our Company. We are optimistic that this positive trend will continue, assuming that the Federal Open Market Committee (FOMC) of the Federal Reserve is able to achieve a soft-landing. Assuming that the FOMC is able to achieve this as they aggressively combat the real threat of inflation to our economy--- and avoid a hard-landing which could potentially lead to a recession--- we believe that rising rates should benefit the bottom-line of our Company as the current year progresses.” Everson continued, “This past quarter, we saw an increase in the level of net interest income that our Company generated for the first time in several quarters. With the change in the mix of our balance sheet into more rewarding investments, we firmly believe that we will see our net interest margin also increase in a positive fashion in the coming quarters. In addition, by investing in municipal securities and having higher balances in this tax-exempt investment for the first time since the beginning of the pandemic, we believe that our Company will see greater tax efficiency going forward which should provide additional benefit to our bottom-line.” Everson further stated, “Our growth goal for our Company remains to increase our total assets to a level of $1.0 billion or greater in the short to intermediate term. We are optimistic that we will see better opportunities to achieve the growth that we seek as our economy more fully recovers and gets back to more normalized performance. We have seen some increase in our overhead expense level as we set-the stage for growth. But, we firmly believe that we have positive operating leverage that will help us achieve greater efficiencies and better returns as we execute on our strategy for growth.”

Everson continued, “Our primary focus is protecting the investment of our shareholders in our Company and rewarding them in a balanced fashion by growing their value and paying an attractive cash dividend. In these areas, our shareholders have been nicely rewarded with a year-over-year increase in cash dividends paid of $0.06, or 24.7%, (inclusive of a special cash dividend of $0.15 paid in the first quarter), and a market value increase of $3.57, or 24.9%, to a level of $17.89 as of March 31, 2022.” Everson concluded, “Even though these past couple of years have been very challenging ones for both our Company and industry, we are optimistic that those challenges are now behind us and we can, once again, focus on growing and building a better, more profitable company. In the short-term, there is clearly a threat that the FOMC could overcorrect by raising rates too quickly and highly; thus, having a negative impact on our economy by pushing it into a recessionary state. We are hopeful that this does not occur and get in the way of our vision for growth. As I have previously stated, with the many challenges that we have faced over the course of the past couple of years, our Company today is more fundamentally sound with a focus on the potential of the future. We will continue to build upon our solid foundation and have a longer-term vision. With a keen focus on continual process improvement, product development and delivery, we firmly believe the future for our Company is very bright.”

As of March 31, 2022, United Bancorp, Inc. has total assets of $733.4 million and total shareholders’ equity of $63.9 million. Through its single bank charter, Unified Bank, the Company currently has nineteen banking centers that serve the Ohio Counties of Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas and Marshall County in West Virginia. United Bancorp, Inc. trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or carry forward-looking statements, whether as a result of new information, future events or otherwise.

United Bancorp, Inc.
"UBCP"

At or for the Quarter Ended
March 31,	March 31,	%	$
2022	2021	Change	Change
Earnings
Interest income on loans	$4,457,414	$4,625,351	-3.63%	$(167,937)
Loan fees	333,667	288,332	15.72%	$45,335
Interest income on securities	1,206,041	1,174,968	2.64%	$31,073
Total interest income	5,997,122	6,088,651	-1.50%	$(91,529)
Total interest expense	486,478	775,925	-37.30%	$(289,447)
Net interest income	5,510,644	5,312,726	3.73%	$197,918
Provision (credit) for loan losses	(500,000)	(205,000)	143.90%	$(295,000)
Net interest income after provision for loan losses	6,010,644	5,517,726	8.93%	$492,918
Service charge on deposit account	680,704	592,096	14.97%	$88,608
Net realized gains on sale of loans	12,487	75,110	-83.38%	$(62,623)
Other noninterest income	294,286	259,754	13.29%	$34,532
Total noninterest income	987,477	926,960	6.53%	$60,517
Total noninterest expense	5,110,699	4,449,571	14.86%	$661,128
Income tax expense	136,215	87,038	56.50%	$49,177
Net income	$1,751,207	$1,908,077	-8.22%	$(156,870)
Key performance data
Earnings per common share - Basic	$0.31	$0.33	-6.06%	$(0.020)
Earnings per common share - Diluted	0.31	0.33	-6.06%	$(0.020)
Cash dividends paid	0.3025	0.2425	24.74%	$0.06000
Stock data
Dividend payout ratio (without special dividend)	49.19%	43.18%	6.01%
Price earnings ratio	14.43	x	10.85	x	32.99%
Market price to book value	166%	128%	29.45%
Annualized yield based on quarter end close (without special dividend)	3.41%	3.98%	-14.32%
Market value - last close (end of period)	17.89	14.32	24.93%
Book value (end of period)	10.79	11.18	-3.49%
Shares Outstanding
Average - Basic	5,481,847	5,472,033	--------
Average - Diluted	5,481,847	5,472,033	--------
Common stock, shares issued	6,053,851	6,046,351	--------
Shares held as treasury stock	129,363	79,593	--------
Return on average assets (ROA)	0.97%	1.02%	-0.05%
Return on average equity (ROE)	11.00%	10.50%	0.51%
At quarter end
Total assets	$733,400,068	$733,255,943	0.02%	$144,125
Total assets (average)	719,766,000	688,518,000	4.54%	$31,248,000
Cash and due from Federal Reserve Bank	68,763,029	97,051,418	-29.15%	$(28,288,389)
Average cash and due from Federal Reserve Bank	75,392,000	62,215,000	21.18%	$13,177,000
Securities and other restricted stock	163,200,789	150,409,506	8.50%	$12,791,283
Average securities and other restricted stock	142,534,000	153,073,000	-6.88%	$(10,539,000)
Other real estate and repossessions	260,970	467,550	-44.18%	$(206,580)
Gross loans	462,292,635	450,034,528	2.72%	$12,258,107
Allowance for loan losses	(3,173,707)	(4,807,342)	-33.98%	$1,633,635
Net loans	459,118,928	445,227,186	3.12%	$13,891,742
Average loans	453,537,000	447,842,000	1.27%	$5,695,000
Net loans recovered (charged-off)	28,915	(91,497)	-131.60%	$120,412
Net overdrafts (charged-off )	(30,680)	(8,957)	242.53%	$(21,723)
Total net (charge offs )	(1,765)	(100,454)	-98.24%	$98,689
Nonaccrual loans	4,116,586	2,982,224	38.04%	$1,134,362
Loans past due 30+ days (excludes non accrual loans)	71,225	197,434	-63.92%	$(126,209)
Total Deposits
Noninterest bearing demand	148,371,093	140,924,541	5.28%	$7,446,552
Interest bearing demand	268,511,590	261,037,713	2.86%	$7,473,877
Savings	145,746,769	131,677,235	10.68%	$14,069,534
Time < $250,000	47,278,794	67,491,965	-29.95%	$(20,213,171)
Time > $250,000	2,585,492	6,890,150	-62.48%	$(4,304,658)
Total Deposits	612,493,738	608,021,604	0.74%	$4,472,134
Average total deposits	609,384,000	584,416,000	4.27%	$24,968,000
Advances from the Federal Home Loan Bank	-	-	N/A	$-
Overnight advances	-	-	N/A	$-
Term advances	-	-	N/A	$-
Repurchase Agreements	22,750,989	27,179,610	-16.29%	$(4,428,621)
Shareholders' equity	63,900,724	66,722,298	-4.23%	$(2,821,574)
Shareholders' equity (average)	63,655,000	66,723,000	-4.60%	$(3,068,000)
Key performance ratios
Net interest margin (Federal tax equivalent)	3.45%	3.49%	-0.04%
Interest expense to average assets	0.27%	0.45%	-0.18%
Total allowance for loan losses to nonperforming loans	77.10%	161.20%	-84.10%
Total allowance for loan losses to total loans	0.69%	1.07%	-0.38%
Total past due and nonaccrual loans to gross loans	0.91%	0.71%	-0.20%
Nonperforming assets to total assets	0.60%	0.47%	0.13%
Net charge-offs to average loans	0.00%	0.09%	-0.09%
Equity to assets at period end	8.71%	9.10%	-0.39%